Exhibit 10.1

MICRONETICS, INC.

26 HAMPSHIRE DRIVE

HUDSON, NH 03051

August 29, 2011

Carl Lueders

c/o Micronetics, Inc.

26 Hampshire Drive

Hudson, NH 03051

Re:	SEVERANCE TERMS

Dear Mr. Lueders:

Micronetics, Inc. (the “Company”) intends to provide you with certain compensation and benefits in the event that your employment is terminated under certain circumstances following a Change in Control (as defined below) as set forth in this letter (this “Agreement”). For purposes of this Agreement the term “Company” shall include any successor thereto in a Change in Control.

1. SEVERANCE. If following a Change in Control, your employment with the Company is terminated either (i) by the Company without Cause (and other than by reason of your disability), or (ii) by you for Good Reason, then:

(a)	You will be paid, in a single lump sum cash payment within 10 days after the Date of Termination (or earlier, to the extent required by applicable law), the aggregate amount of your earned but unpaid base salary and accrued but unpaid vacation pay through the Date of Termination;

(b)	You will be paid, in a single lump sum cash payment on the 60th day after the Date of Termination, an amount equal to the sum of (i) 50% of your annual base salary in effect on the Date of Termination and (ii) any bonus to which you are or would have been entitled under the Company’s Executive Bonus Plan or any successor thereto, determined on a pro rata basis;

(c)	To the extent not previously vested as of the Date of Termination, any stock options and other equity-based awards granted to you pursuant to the Plan shall vest and become exercisable in full on the Date of Termination;

(d)

During the period commencing on the Date of Termination and ending on the 12-month anniversary thereof, provided that you properly elect to receive continued group medical insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), the Company shall pay directly or reimburse you for premiums for such coverage; provided, however, that if you become re-employed with another employer and are eligible to receive group medical insurance coverage under another employer’s plans, the Company’s obligations under this Section 1(d) shall terminate; and

(e)	For a period of not more than 12 months following the Date of Termination, the Company shall, at its sole expense and on an as-incurred basis, provide you with reasonable outplacement services directly related to the termination of your employment.

Notwithstanding the foregoing, it shall be a condition to your right to receive the compensation and benefits provided for in Sections 1(b), (c), (d) and (e) above that you execute and deliver to the Company a release of claims, in a form reasonably acceptable to the Company, within 21 days (or, to the extent required by applicable law, 45 days) following the Date of Termination and that you not revoke such release within 7 days thereafter.

2. NO RIGHT TO CONTINUED EMPLOYMENT. You understand and acknowledge that this Agreement does not create an obligation on the Company or any other person or entity to continue your employment with the Company. You understand and acknowledge that, except to the extent expressly set forth in a written employment or similar agreement between you and the Company, your employment with the Company is for an unspecified duration and constitutes “at-will” employment and that this employment relationship may be terminated at any time, with or without cause, either at your or the Company’s option, with or without notice.

3. WITHHOLDING. The Company shall have the right to withhold from all payments made pursuant to this Agreement any federal, state, or local taxes and such other amounts as may be required by law to be withheld from such payments.

4. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and each of their respective successors, assigns, beneficiaries, heirs, and representatives, as applicable. You may not assign your rights under this Agreement (except by will or the laws of descent and distribution).

5. LIMITATION ON PAYMENTS.

(a) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by you, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (all such payments and benefits being hereinafter referred to as the “Total Payments”), would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Total Payments shall be reduced as set forth herein, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (A) reduction of any cash severance payments otherwise payable to you that are exempt from Section 409A of the Code, (B) reduction of any other cash payments or benefits otherwise payable to you that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A of the Code, (C) reduction of any other payments or benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award that is exempt from Section 409A of the Code, and (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A of the Code.

(b) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which you shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of independent auditors of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

6. DEFINITIONS. All capitalized terms not otherwise defined in this Agreement shall have the meanings set forth below:

(a)	“Cause” shall mean the occurrence of any one or more of the following events:

(i)	Your misappropriation of the Company’s funds or property, or fraud on your part;

(ii)	Your conviction of, or plea of guilty or no contest to, any felony under the laws of the United States or any State or political subdivision thereof;

(iii)	Your use of illegal drugs, chronic abuse of legal drugs or alcohol, conduct of business under the undue influence of drugs or alcohol, or your abuse of drugs or alcohol which adversely affects your ability to perform your duties to the Company, which you shall not have cured after reasonable notice and a reasonable opportunity to cure;

(iv)	Your engagement in an act of sexual harassment or discrimination prohibited by the laws of the United States or a State in which the Company’s offices are located or in which the Company conducts business, or any other conduct taken or omitted in bad faith which is significantly detrimental to the Company;

(v)	Any determination by the Securities and Exchange Commission, or any other regulatory agency or court, that you have committed a violation of federal or state securities laws or regulations thereunder, or of the Sarbanes Oxley Act or regulations thereunder; or

(vi)	Any other action or omission constituting gross negligence or willful misconduct by you, in the performance of your duties to the Company.

(b)	“Change in Control” shall have the meaning set forth in the Plan.

(c)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)	“Date of Termination” shall mean the date of your termination of employment with the Company.

(e)	“Good Reason” shall mean the occurrence of one or more of the following events without your consent:

(i)	A material diminution in your base salary or annual bonus opportunity;

(ii)	A material diminution in your authority, duties or responsibilities; or

(iii)	A material change in the geographic location at which you must perform services, but in no event will a change of less than 50 miles from your current principal place of employment be deemed material;

provided, that no resignation for Good Reason shall be effective unless and until (A) you have first provided the Company with written notice specifically identifying the acts or omissions constituting the grounds for “Good Reason” within 30 days after you have or should reasonably be expected to have had knowledge of the occurrence thereof, (B) the Company has not cured such acts or omissions within 30 days of its actual receipt of such notice, and (C) the effective date of your termination for Good Reason occurs no later than 90 days after the initial existence of the facts or circumstances constituting Good Reason.

(f)	“Plan” shall mean the Micronetics, Inc. 2006 Equity Incentive Plan, as amended from time to time, or any successor plan.

7. MISCELLANEOUS.

(a) Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the parties hereto and supersedes all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter hereof. This Agreement may not be amended or modified, unless in writing and signed by both you and a duly authorized representative of the Company.

(b) Effect on Other Arrangements. To the extent that you become entitled to severance payments and benefits under this Agreement, the terms and conditions of this Agreement shall govern any severance payments or benefits that you would otherwise be entitled to receive under the terms of any other employment, severance or similar agreements, plans or arrangements with the Company; further, in no event shall you receive any severance payments and benefits under this Agreement to the extent that they would result in a duplication of severance payments or benefits under any other employment, severance or similar agreements, plans or arrangements with the Company. If you are entitled to receive any payments or benefits from the Company pursuant to the requirements of the Worker Adjustment and Retraining Notification Act and/or any similar federal, state or local law (collectively referred to as “WARN laws”) then the amount of severance payable under this agreement shall be reduced by any and all such payments made by the Company. If you are entitled to receive notice of termination from the Company pursuant to WARN laws, then the severance payable under this agreement shall be reduced by an amount equal to the amount of salary paid during the notice period provided by the Company.

(c) Nature of Obligations. Nothing contained herein shall create or require the Company to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that you acquire a right to receive benefits from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(d) Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

(e) Notice. Any notice required by this Agreement or given in connection with it shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services to the respective addresses set forth below:

To the Company:

Micronetics, Inc.

26 Hampshire Drive

Hudson, NH 03051

Attention: David Robbins

To You:

At your most recent address on the books and records of the Company.

(f) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the conflicts of laws principles thereof.

(g) Section 409A. All references in this Agreement to your termination of employment shall mean your “separation from service” within the meaning of Section 409A of the Code and Treasury regulations promulgated thereunder. In the event the terms of this Agreement would subject you to the imposition of taxes and penalties (“409A Penalties”) under Section 409A of the Code, the Company and you shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible. Notwithstanding any other provision in this Agreement, if as of the date on which your employment terminates, you are a “specified employee” within the meaning of Section 409A of the Code, as determined by the Company, then with respect to any amount payable or benefit provided under this Agreement that the Company reasonably determines would be “nonqualified deferred compensation” within the meaning of Section 409A of the Code, and that under the terms of this Agreement would be payable prior to the six-month anniversary of your effective date of termination, such payment or benefit shall be delayed until the earlier to occur of (i) the six-month anniversary of such termination date or (ii) the date of your death. With respect to any reimbursements under this Agreement, such reimbursement shall be made on or before the last day of your taxable year following the taxable year in which you incurred the expense. The amount of any expenses eligible for reimbursement or the amount of any in-kind benefits provided, as the case may be, under this Agreement during any calendar year shall not affect the amount of expenses eligible for reimbursement or the amount of any in-kind benefits provided during any other calendar year. The right to reimbursement or to any in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. You acknowledge and agree that notwithstanding any provision of this Agreement, the Company and its affiliates are not providing you with any tax advice with respect to Section 409A of the Code or otherwise and are not making any guarantees or other assurances of any kind to you with respect to the tax consequences or treatment of any amounts paid or payable to you under this Agreement.

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Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this Agreement in the space provided below for your signature and returning it to David Robbins. Please retain one fully-executed original for your files.

Sincerely,

Micronetics, Inc.,
a Delaware corporation

By:	/s/ David Robbins

Name: David Robbins
Title: Chief Executive Officer

Accepted and Agreed,

this 29th day of August, 2011.

By:	/s/ Carl Lueders
Carl Lueders